Exhibit 99.1

Integra LifeSciences Announces Definitive Agreement to Sell Certain Neurosurgery Assets to Natus Medical Incorporated

Natus Medical to acquire global Camino® ICP monitoring product line, U.S. rights to Integra’s fixed pressure shunts, and U.S. rights to Codman’s DURAFORM®, EVD catheters and CSF collection systems

Integra is providing a preliminary estimate for a fourth quarter 2017 revenue contribution of approximately $60 million to $65 million from the Codman Neurosurgery acquisition net of divestitures, assuming an October 2017 close

Plainsboro, New Jersey, September 11, 2017 (GLOBE NEWSWIRE) — Integra LifeSciences Holdings Corporation (Nasdaq: IART), a global leader in medical technology, today announced that it has signed a definitive agreement to sell certain neurosurgery assets to Natus Medical for $47.5 million. The divestiture is contingent on the consummation of Integra’s proposed acquisition of Codman Neurosurgery from Johnson & Johnson.

As part of this divestiture, Integra will sell the global Camino® ICP monitoring product line, including its San Diego manufacturing facility, to Natus Medical. The divestiture package also includes certain assets and the U.S. rights relating to Integra’s fixed pressure shunts, as well as U.S. rights to Codman’s DURAFORM®, standard EVD catheters and CSF collection systems.

“This agreement is an important step toward the completion of Integra’s acquisition of Codman Neurosurgery,” said Peter Arduini, president and chief executive officer, Integra LifeSciences. “We remain committed to ensuring a smooth and orderly transition for our customers and employees.”

Integra is divesting these assets in connection with the review by the Federal Trade Commission of Integra’s proposed acquisition of Johnson & Johnson’s Codman Neurosurgery assets. Both the divestiture and the pending acquisition of Codman Neurosurgery remain subject to final regulatory approvals and satisfaction of other customary closing conditions. Both transactions are expected to close in October 2017 after securing regulatory clearance.

Expected Financial Impact of the Divestiture

The neurosurgery product lines associated with these divestitures generated approximately $50 million of revenue in 2016.

Integra is providing a preliminary estimate for a fourth quarter 2017 revenue contribution of approximately $60 million to $65 million from the planned acquisition of Codman Neurosurgery, net of the divestitures announced today, assuming a closing in October 2017. This estimate reflects some initial disruption resulting from the acquisition as well as the phasing of revenue resulting from the planned transition in certain countries outside the U.S. For the full year 2018, Integra expects Codman Neurosurgery to contribute between $290 million and $300 million in revenue, net of the divestitures announced today.

Integra continues to expect Codman Neurosurgery’s accretive contribution to adjusted earnings per share to be at least $0.22 in 2018. For the full year 2017, Integra expects minimal contribution from Codman Neurosurgery to adjusted earnings per share, as expenses that have been and are being incurred to prepare for post-closing readiness offset most of the fourth quarter accretion.

About Integra

Integra LifeSciences Holdings Corporation, a world leader in medical technology, is dedicated to limiting uncertainty for clinicians, so they can concentrate on providing the best patient care. Integra offers innovative solutions, including leading plastic and regenerative technologies, in specialty surgical solutions, orthopedics and tissue technologies. For more information, please visit www.integralife.com.

Forward Looking Statements

This news release contains “forward-looking statements”, including statements regarding the proposed transactions and the ability to consummate the proposed transactions. Statements in this document may contain, in addition to historical information, certain forward-looking statements. Some of these forward-looking statements may contain words like “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements in this document include without limitation statements regarding the planned completion of the proposed divestiture and acquisition, the benefits of the proposed divestiture and acquisition, including future financial and operating results, Integra’s or the Codman Neurosurgery business’s plans, objectives, expectations and intentions and the expected timing of completion of the proposed divestiture and acquisition. It is important to note that Integra’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Integra’s current expectations depending upon a number of factors affecting the Codman Neurosurgery business and Integra’s business and risks and uncertainties associated with acquisition transactions. These factors include, among other things: successful closing of the proposed divestiture and acquisition; the ability to obtain required regulatory approvals for the proposed divestiture and acquisition (including the approval of antitrust authorities necessary to complete the proposed acquisition), the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions, including with respect to divestitures, that could materially adversely affect Integra, the Codman Neurosurgery business and the expected benefits of the proposed acquisition; the risk that a condition to closing of the proposed divestiture or acquisition may not be satisfied on a timely basis or at all, the failure of the proposed divestiture or acquisition to close for any other reason and the risk liability to Integra in connection therewith; access to available financing (including financing for the acquisition) on a timely basis and on reasonable terms; the effects of disruption caused by the proposed divestiture or acquisition making it more difficult for Integra to execute its operating plan effectively or to maintain relationships with employees, vendors and other business partners; stockholder litigation in connection with the proposed divestiture or acquisition; Integra’s ability to successfully integrate the Codman Neurosurgery business and other acquired businesses; global macroeconomic and political conditions; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; physicians’ willingness to adopt and third-party payers’ willingness to provide reimbursement for Integra’s and the Codman Neurosurgery business’s existing, recently launched and planned products; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; and other risks and uncertainties discussed in Integra’s filings with the SEC, including the “Risk Factors” sections of Integra’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent quarterly reports on Form 10-Q. Integra undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

Media Contact:

Laurene Isip

609-750-7984

Laurene.isip@integralife.com

Investor Relations Contact:

Michael Beaulieu

609-750-2827

michael.beaulieu@integralife.com